UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 20, 2011

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

1. On May 20, 2011, Alan W. Rossiter resigned as a director of Global Axcess Corp., a Nevada corporation (the “Company”) and its subsidiaries.  Mr. Rossiter’s resignation was for personal reasons and was not attributable to any disagreement with the Company on any matter.

2.  On May 23, 2011, Walter A. Howell resigned as a director of the Company and its subsidiaries.  Mr. Howell’s resignation was for personal reasons and was not attributable to any disagreement with the Company on any matter.

(d)           On May 23, 2011, Eric Weinstein accepted election by the board of directors (the “Board”) of the Company, to serve as a director for a term expiring at the 2011annual meeting of shareholders. The Board plans to nominate Mr. Weinstein for re-election to the Board by the shareholders at the 2011 annual meeting of shareholders.  Mr. Weinstein will serve on the Compensation Committee and the Audit Committee of the Board.

In connection with his election as a director of the Company, Mr. Weinstein is also being granted options to purchase 20,000 shares of the Company’s common stock, $0.001 par value, at a strike price of $0.50 per share, which options will vest on May 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

Dated: May 25, 2011	By:	/s/ Lock Ireland
	Name:	Lock Ireland
	Title:	Interim Co-Chief Executive Officer